Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551

UBS AG
$392,000

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes due November 16, 2022

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (November 16, 2022) is based on the performance of the iShares® MSCI Emerging Markets ETF as measured from the trade date (November 13, 2020) to and including the determination date (November 14, 2022). If the final underlier level on the determination date is greater than the initial underlier level of $48.33, the return on your notes will be positive, subject to the maximum settlement amount of $1,217.00 for each $1,000 face amount of your notes. If the final underlier level declines by up to 12.50% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 12.50% from the initial underlier level, the return on your notes will be negative. Specifically, you will lose approximately 1.1429% for every 1% negative underlier return below the buffer level of 87.50% of the initial underlier level. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 140.00% times (c) the underlier return, subject to the maximum settlement amount;
•	if the underlier return is zero or negative but not below -12.50% (the final underlier level is equal to or less than the initial underlier level but not by more than 12.50%), $1,000; or
•	if the underlier return is negative and is below -12.50% (the final underlier level is less than the initial underlier level by more than 12.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 114.29% times (b) the sum of the underlier return plus 12.50% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 12 of this pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is $994.00 per $1,000 face amount. The estimated initial value of the notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “Additional Risk Factors Specific To Your Notes — Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 16 of this pricing supplement.

Original issue date:	November 20, 2020	Original issue price:	100.00% of the face amount
Underwriting discount[1]:	0.00% of the face amount	Net proceeds to the issuer[1]:	100.00% of the face amount

1 See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated November 13, 2020

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Underlier-Linked Notes product supplement dated November 10, 2020: http://www.sec.gov/Archives/edgar/data/1114446/000091412120004057/ub53785547-424b2.htm
♦	Index Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “notes” refer to the Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes, that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the Underlier-Linked Notes product supplement, dated November 10, 2020, references to the “accompanying index supplement” mean the UBS index supplement dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 12 and in “Risk Factors” on page PS-31 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlier or in the stocks (the “underlier stocks”) and other assets (collectively, the “underlier constituents”) comprising the underlier, subject to the buffer level.
♦	You believe that the level of the underlier will appreciate over the term of the notes and the final underlier level is unlikely to exceed the cap level, which is 115.50% of the initial underlier level.
♦	You understand and accept that your return on the notes is limited by the maximum settlement amount and you are willing to invest in the notes based on the maximum settlement amount of $1,217.00 for each $1,000.00 face amount of your notes.
♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier constituents.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlier.
♦	You are willing to hold the notes to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the notes.
♦	You seek an investment with exposure to companies in emerging markets.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that may have the full downside market risk of an investment in the underlier or the underlier constituents, subject to the buffer level.
♦	You believe that the level of the underlier will decline during the term of the notes and the final underlier level will likely be less than the initial underlier level by more than 12.50%, or you believe that the level of the underlier will appreciate over the term of the notes and that the final underlier level is likely to exceed the cap level, which is 115.50% of the initial underlier level.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum settlement amount of $1,217.00 for each $1,000.00 face amount of your notes.
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier constituents.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier.

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♦	You are unable or unwilling to hold the notes to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with exposure to companies in emerging markets.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this pricing supplement and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

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KEY TERMS

Issuer: UBS AG, London Branch

Underlier: iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP” <Equity>)

Target index: MSCI Emerging Markets Index, as published by MSCI Inc. (“MSCI” or the “target index sponsor”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

•	type of notes: notes linked to a single underlier
•	averaging dates: not applicable
•	cap level: yes, as described below
•	buffer level: yes, as described below
•	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $392,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underlier, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP is of the opinion that upon the taxable disposition of your notes, subject to the constructive ownership rules discussed in the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Section 1260”, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected. Because the underlier constitutes a “pass-thru entity” under Section 1260 of the Code it is possible that all or a portion of your gain could be recharacterized as ordinary income and subject to an interest charge. You are urged to read “Material U.S. Federal Income Tax Consequences — Section 1260” in the accompanying product supplement.

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A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Treasury Department (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the notes are not “delta-one” with respect to the underlier or any U.S. underlier stocks, our counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlier, underlier stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlier, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the underlier, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act ("FATCA") generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”.

Cash settlement amount (on the stated maturity date): For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

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•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
•	if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount.

Initial underlier level: $48.33, subject to antidilution adjustments as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Final underlier level: the closing level of the underlier on the determination date, subject to adjustments as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an ETF Underlier or an ETF Basket Underlier”, “— Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Delisting, Discontinuance or Modification of the ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 140.00%

Cap level: 115.50% of the initial underlier level

Maximum settlement amount: $1,217.00

Buffer level: $42.28875, which is 87.50% of the initial underlier level

Buffer amount: 12.50%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, expressed as a percentage, which equals approximately 114.29%

Trade date: November 13, 2020

Original issue date (settlement date): November 20, 2020

Determination date: November 14, 2022, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement.

Stated maturity date: November 16, 2022, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

No interest: The offered notes do not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

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Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate face amount of the notes specified on the front cover of this pricing supplement. UBS Securities LLC initially offered the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this pricing supplement. We or one of our affiliates will pay a fee to SIMON Markets LLC, a broker-dealer affiliated with Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes.

We expect to deliver the notes against payment therefor in New York, New York on November 20, 2020, which is the fifth business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “Additional Risk Factors Specific To Your Notes — Risks Relating to Liquidity and Secondary Market Price Considerations” in this pricing supplement.

Prohibition of Sales to EEA & UK Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation.

Calculation agent: UBS Securities LLC

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CUSIP no.: 90276BKZ5

ISIN no.: US90276BKZ57

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to our pricing models) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value” in this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Upside participation rate	140.00%
Cap level	115.500% of the initial underlier level
Maximum settlement amount	$1,217.00
Buffer level	87.50% of the initial underlier level
Buffer rate	Approximately 114.29%
Buffer amount	12.50%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting the underlier, any of the underlier constituents or the policies of the underlier’s investment adviser or the method by which the target index sponsor calculates the target index.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” in this pricing supplement.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier or underlier constituents.

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The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	121.700%
140.000%	121.700%
130.000%	121.700%
120.000%	121.700%
115.500%	121.700%
110.000%	114.000%
105.000%	107.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
87.500%	100.000%
80.000%	91.429%
70.000%	80.000%
60.000%	68.571%
50.000%	57.143%
25.000%	28.571%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be approximately 28.571% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 71.429% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 121.700% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 115.500% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 87.500% (the section left of the 87.500% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 115.500% (the section right of the 115.500% marker on the horizontal axis) would result in a capped return on your investment.

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The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Risks Relating to Characteristics of the Underlier – Market Risk” and “Additional Risk Factors Specific To Your Notes –Risks Relating to Return Characteristics – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated October 31, 2018, and “Risk Factors” in the accompanying product supplement, dated November 10, 2020. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated October 31, 2018, as supplemented by the accompanying index supplement, dated October 31, 2018, and the accompanying product supplement, dated November 10, 2020, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier or the underlier constituents to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose approximately 1.1429% for every 1% negative underlier return below the buffer level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Upside Participation Rate Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside participation rate of the notes and the return you realize may be less than the then-current underlier return multiplied by the upside participation rate, even if such return is positive and is less than the return implied by the maximum settlement amount. You can receive the full benefit of any positive underlier return multiplied by the upside participation rate subject to the maximum settlement amount, only if you hold your notes to maturity.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the term of your notes and the positive effects of the upside participation rate on any positive underlier return will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption

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Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Delisting, Discontinuance or Modification of the ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement. Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the term of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the shares of the underlier or the underlier stocks or any other rights with respect to the shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or underlier stocks.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the impact of the buffer level on the return on your investment, and the extent to which the buffer level will diminish your exposure to any negative underlier return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection against exposure to any negative underlier return, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Lastly, the impact of the cap level on the return on your investment, and the extent to which the cap level will diminish your exposure to any positive underlier return (as leveraged by the upside participation rate), will also depend on the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

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Risks Relating to Characteristics of the Underlier

Market Risk

The return on the notes is directly linked to the performance of the underlier and indirectly linked to the value of the underlier constituents, and the extent to which the underlier return is positive or negative. The levels of the underlier can rise or fall sharply due to factors specific to the underlier constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the underlier stocks and, therefore, the underlier. You may lose some or all of your initial investment.

Changes Affecting the Underlier or The Target Index Could Have An Adverse Effect On the Value of the Notes and the Amount You Will Receive at the Maturity of Your Notes

The underlier’s investment adviser, BlackRock Fund Advisors, may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier’s investment adviser concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of the underlier constituents and the manner in which changes affecting the target index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier’s investment adviser changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier’s investment adviser discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

In addition, the policies of MSCI, the target index sponsor, concerning additions, deletions and substitutions of the stocks comprising the target index and the manner in which the target index sponsor takes account of certain changes affecting those stocks may adversely affect the level of the target index. The policies of the target index sponsor with respect to the calculation of the target index could also adversely affect the level of the underlier. The target index sponsor may discontinue or suspend calculation or dissemination of the target index. Any such actions could have an adverse effect on the value of, and any amount payable on, the notes.

UBS Cannot Control Actions By the Underlier’s Investment Adviser or the Target Index Sponsor, and the Underlier’s Investment Adviser and the Target Index Sponsor Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier’s investment adviser or the target index sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the target index or the calculation of the net asset value of the underlier. The underlier’s investment adviser and the target index sponsor are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of, or any amount payable on, the notes.

The Underlier and The Target Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Target Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the target index. The underlier may not hold all or substantially all of the equity securities included in the target index and may hold securities or assets not included in the target index. Therefore, while the performance of the underlier is generally linked to the performance of the target index, the performance of the underlier is also linked in part to shares of equity securities not included in the target index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier’s investment adviser.

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Imperfect correlation between the underlier stocks and those in the target index, rounding of prices, changes to the target index and regulatory requirements may cause tracking error and, therefore, the divergence of the underlier’s performance from that of the target index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the target index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the target index. Finally, because the shares of the underlier are traded on the NYSE Arca, Inc. (“NYSE Arca”) and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the target index. Consequently, the return on the notes will not be the same as investing directly in the underlier, the underlier constituents or the stocks of the target index, and will not be the same as investing in a debt security with a cash settlement amount linked directly to the performance of the target index.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the investment strategy of the underlier’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier’s investment adviser may select up to 10% of the underlier’s assets to be invested in shares of equity securities that are not included in the target index. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the target index. The underlier’s investment adviser invests in securities included in, or representative of, the target index regardless of their investment merits. The underlier’s investment adviser does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositaries. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the underlier will be required to confirm on an ongoing basis that the components of the target index satisfy the applicable listing requirements. In the event that its target index does not comply with the applicable listing requirements, the underlier would be required to rectify such non-compliance by requesting that the target index sponsor modify such target index, adopting a new target index or obtaining relief from the SEC. There can be no assurance that the target index sponsor would so modify the target index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the NYSE Arca.

The Notes are Subject to Currency Exchange Rate Risk

The underlier invests in underlier constituents that are traded and quoted in non-U.S. currencies in non-U.S. markets and converted into U.S. dollars by the underlier’s investment adviser for purposes of calculating the closing level of the underlier. Therefore, holders of the notes will be exposed to currency exchange rate risk with respect to the currencies in which such underlier constituents trade. The values of the currencies of the countries in which the underlier may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative

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weight of each non-U.S. underlier constituent in the portfolio of the underlier. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlier constituents will be adversely affected and the value of, and any amount payable on, the notes may decrease.

The Notes are Subject to Non-U.S. Securities Market Risk

The notes are linked to shares of an underlier that has non-U.S. securities as underlier constituents and, therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities and non-U.S. futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodities Futures Trading Commission generally do not apply to trading on non-U.S. futures exchanges, and trading on those non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and non-U.S. futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes are Subject to Emerging Markets Risk

The notes are linked to shares of an underlier that has emerging markets securities as underlier constituents and, therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the notes are susceptible, before making a decision to invest in the notes.

Estimated Value Considerations

The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value

The issue price you pay for the notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing

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models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, any expected dividends on the underlier or the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. Hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date is less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From
the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Risks Relating to Characteristics of the Underlier — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial
Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information — Key Terms — Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value

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determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the underlier; the volatility of the underlier; the dividend rate paid on the underlier or the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the original issue price of hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based on the final underlier level and subject to the maximum settlement amount. If the underlier return is negative and the final underlier level is less than the buffer level, you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “— Risks Related to Liquidity and Secondary Market Issues —The market value of the notes may be influenced by unpredictable factors” in the accompanying product supplement.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return and the cash settlement amount, if any, based on the closing level of the underlier on the determination date. The calculation agent can postpone the determination of the final underlier level if a market disruption event occurs and is continuing on the determination date. As UBS determines the economic terms of the notes, including the upside participation rate, the cap level and the buffer level, and such terms include hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending

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the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/ or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the notes) may take place only after (i) all debt instruments issued by UBS qualifying as

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additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

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VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 28, 2020 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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THE UNDERLIER

We have derived all information contained in this pricing supplement regarding the underlier from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the underlier. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the underlier.

The underlier is one of the separate investment portfolios that constitute the iShares Trust. The underlier seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets Index (the “target index”). The underlier will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the MSCI Emerging Markets Index. The underlier may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the underlier track the MSCI Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the underlier. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets Index that collectively has an investment profile similar to the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The underlier may or may not hold all of the securities that are included in the target index.

Notwithstanding the underlier’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the underlier, on the securities purchased by the underlier or on the securities that comprise the target index.

The target index is a theoretical financial calculation while the underlier is an actual investment portfolio. The performance of the underlier and the target index may vary due to transaction costs, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the underlier’s portfolio and the target index resulting from legal restrictions (such as diversification requirements that apply to the underlier but not to the target index) or the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The underlier, using representative sampling, can be expected to have a greater tracking error than an ETF using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its target index in approximately the same proportions as in the target index.

As of September 30, 2020, iShares reported the following average annual returns on the market price of the underlier’s shares and the target index. The market price of the underlier’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. Underlier’s shares: 1 year, -2.60%; 3 years, 5.36%; 5 years, 1.73%; 10 years, 2.54%; since inception, 10.03%; target index: 1 year, -2.02%; 3 years, 5.97%; 5 years, 2.33%; 10 years, 3.37%; since underlier’s inception, 10.52%.

The underlier will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the underlier will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries.

As of September 30, 2020, ordinary operating expenses of the underlier are expected to accrue at an annual rate of 0.68% of the underlier’s average daily net asset value. Expenses of the underlier reduce the net value of the assets held by the underlier and, therefore, reduce the value of the shares of the underlier.

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The following tables display the top holdings and weightings by industry sector of the underlier. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. ETF sponsors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the ETFs or indices.) We obtained the information in the tables below from the underlier’s website without independent verification.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of September 30, 2020

ETF Stock Issuer	Percentage (%)
ALIBABA GROUP HOLDING ADR	8.57%
TENCENT HOLDINGS LTD	5.87%
TAIWAN SEMICONDUCTOR MANUFACTURING	5.71%
SAMSUNG ELECTRONICS LTD	3.69%
MEITUAN DIANPING	1.73%
RELIANCE INDUSTRIES LTD	1.34%
NASPERS LIMITED N LTD	1.20%
JD.COM ADR	1.02%
CHINA CONSTRUCTION BANK CORP (HONG KONG)	0.96%
PING AN INSURANCE (GROUP) CO OF CHINA	0.95%
Total	31.04%

iShares® MSCI Emerging Markets ETF Weighting by Sector as of September 30, 2020* ǂ

Sector	Percentage (%)
Consumer Discretionary	19.96%
Information Technology	18.26%
Financials	16.97%
Communication	12.54%
Materials	6.83%
Consumer Staples	6.02%
Energy	5.38%
Industrials	4.32%
Health Care	4.30%
Real Estate	2.36%
Utilities	1.93%
Other	1.13%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

ǂ The Global Industry Classification Structure, which MSCI utilizes to classify the underlier constituents of the MSCI Emerging Markets Index, was updated in September 2018. Please see below for additional information about these updates.

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iShares® MSCI Emerging Markets ETF Weighting by Country as of September 30, 2020*

Country	Percentage (%)
China	41.44%
Taiwan	12.64%
Korea (South)	11.97%
India	8.15%
Brazil	4.50%
South Africa	3.51%
Russian Federation	3.00%
Saudi Arabia	2.75%
Thailand	1.74%
Malaysia	1.70%
Other	8.58%
Total	99.98%

* Percentages may not sum to 100% due to rounding.

Holdings With Weights Equal to or in Excess of 5% of the iShares® MSCI Emerging Markets ETF as of October 12, 2020

Alibaba Group Holding Limited and Taiwan Semiconductor Manufacturing Company Limited are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlier stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.

Information regarding Tencent Holdings Limited can be found on its company website. There is generally less publicly available information about such companies than about companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The graphs below show the daily historical closing prices of Alibaba Group Holding Limited, Tencent Holdings Limited and Taiwan Semiconductor Manufacturing Company Limited from January 1, 2015 through October 12, 2020. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

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According to publicly available information, Alibaba Group Holding Limited is an online and mobile commerce company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36614.

Historical Performance of Alibaba Group Holding Limited

According to its publicly available documents, Tencent Holdings Limited is an investment holding company engaged in providing value-added services and online advertising services. Information regarding Tencent Holdings Limited can be found on the company’s website at tencent.com/en-us/investor.html. We are not incorporating by reference the website or any material it includes in this underlier supplement.

Historical Performance of Tencent Holdings Limited

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According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited manufactures semiconductors. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14700.

Historical Performance of Taiwan Semiconductor Manufacturing Company Limited

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the MSCI Emerging Markets Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext shares) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the MSCI Emerging Markets Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. With the implementation of this second step, China A shares will have a weight of 2.46% in the MSCI Emerging Markets Index. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the MSCI Emerging Markets Index at 20% of their foreign inclusion

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factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the MSCI Emerging Markets Index, representing a weight of 3.3% in the pro forma index.

As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the MSCI Emerging Markets Index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step by increasing the weight of Saudi Arabian securities from 1.45% to 2.83% in the MSCI Emerging Markets Index. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the MSCI Emerging Markets Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

MSCI announced that it will reclassify the MSCI Kuwait Index to emerging markets status as part of the November 2020 semi-annual Index review in one step. As a result, the Kuwaiti equity market is expected to have an initial estimated weight in the MSCI Emerging Markets Index of 0.69%.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes were effective for the MSCI Emerging Markets Index in connection with the November 2018 semi-annual index review.

As described more fully in the accompanying index supplement under “Non-U.S. Indices — MSCI® Emerging Markets IndexSM”, the MSCI® Emerging Markets IndexSM was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Calculation Methodology for the Target Index

The performance of the target index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose

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of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Net Daily Total Return Methodology

The target index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the target index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Effective with the May 2016 semi-annual index review, MSCI added the remaining free float-adjusted market capitalization of companies that traded outside of their country of classification (“foreign listed companies”) and were added at half their free float-adjusted market capitalization in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Investable Market Index (IMI) at the November 2015 semi-annual index review. Such companies were added to the MSCI China IMI, MSCI Hong Kong IMI, MSCI Israel IMI and MSCI Netherlands IMI within the MSCI ACWI IMI. Such companies met the “Foreign Listing Materiality Requirement”, which requires the aggregate market capitalization of all securities represented by foreign listings represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country IMI and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI IMI.

For more information regarding the target index see “MSCI Indices – MSCI Emerging Markets Index” on page IS-38 of the accompanying index supplement.

The underlier prospectus is available on underlier’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the underlier prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the underlier prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The underlier’s website is ishares.com/us/products/239637/ishares-msci-emerging-markets-etf. Shares of the underlier are listed on the NYSE Arca under ticker symbol “EEM.” We are not incorporating by reference the website or any material it includes in this document.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

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Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the underlier from January 1, 2010 through November 13, 2020, based on information reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The dotted line represents the buffer level, which is equal to 87.50% of $48.33, which was the closing level of the underlier on November 13, 2020. Past performance of the underlier is not indicative of the future performance of the underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS

Pricing Supplement
Page
Summary Information	ii
Investor Suitability	1
Key Terms	3
Hypothetical Examples	8
Additional Risk Factors Specific to Your Notes	11
Validity of the Notes	20
The Underlier	21

Product Supplement dated November 10, 2020
Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-16
Risk Factors	PS-31
General Terms of the Notes	PS-45
Use of Proceeds and Hedging	PS-61
Material U.S. Federal Income Tax Consequences	PS-62
ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70

Index Supplement dated October 31, 2018
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45
Prospectus dated October 31, 2018
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar
Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$392,000

UBS AG

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes due November 16, 2022

UBS Securities LLC